Exhibit 10.1

EXECUTION COPY

TERM LOAN AND

SECURITY AGREEMENT

dated as of September 19, 2005

between

MERRILL LYNCH CAPITAL,

a division of Merrill Lynch Business Financial Services Inc.,

as Lender,

and

BRONCO DRILLING COMPANY, INC.,

as Borrower

Exhibits:

A	-	Collateral
B	-	Certificate of Compliance
C	-	Promissory Note
D	-	Guaranty

i

TERM LOAN AND SECURITY AGREEMENT

TERM LOAN AND SECURITY AGREEMENT dated as of September 19, 2005, between BRONCO DRILLING COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware having its principal office at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 (together with its successors and permitted assigns, “Borrower”), and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., a corporation organized and existing under the laws of the State of Delaware having its principal office at 222 North LaSalle Street, 16th Floor, Chicago, Illinois 60601 (together with its successors and assigns, “Lender”).

In consideration of $10, other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the covenants and agreements herein contained, Borrower and Lender hereby agree as follows, intending to be legally bound:

ARTICLE I. DEFINITIONS

Section 1.1 Specific Terms. In addition to terms defined elsewhere in this Loan Agreement, when used herein the following terms shall have the following meanings:

“Adverse Environmental Condition” means (i) the existence or the continuation of the existence of an Environmental Contamination (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Contamination), or exposure to any substance, chemical, material, pollutant, Hazardous Substance, odor or audible noise or other release or emission in, into or onto the environment (including without limitation, the air, ground, water or any surface) at, in, by, from or related to any Collateral, (ii) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Collateral, or (iii) the violation, or alleged violation, of any Environmental Law, permits or licenses of, by or from any governmental authority, agency or court relating to environmental matters connected with any of the Collateral.

“Applicable Law” means all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereafter enacted, made or issued, whether or not presently contemplated, including (without limitation) compliance with all requirements of zoning laws and labor laws, compliance with which is required with respect to the Collateral, whether or not such compliance shall require structural, unforeseen or extraordinary changes to any of the Collateral or the operation, occupancy or use thereof.

“Bankruptcy Event” means any of the following: (i) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, winding up or receivership law or statute shall be commenced, filed or consented to by any Credit Party; or (ii) any such proceeding shall be filed against any Credit Party and shall not be dismissed or withdrawn within sixty (60) days after filing; or (iii) any Credit Party shall make a general assignment for the benefit of creditors; or (iv) any Credit Party shall generally fail to pay or admit in writing its inability to pay its debts as they become due; or (v) any Credit Party shall be adjudicated a bankrupt or insolvent; or (vi) any Credit Party shall take advantage of any other law or procedure for the relief of debtors or shall take any action for the purpose of or with a view towards effecting any of the foregoing; or (vii) a receiver, trustee, custodian, fiscal agent or similar official for any Credit Party or for any substantial part of any of their respective property or assets shall be sought by such Credit Party or appointed.

“Base Location” means the physical location of the Collateral when it is not under contract, mobilizing or de-mobilizing, which Base Location is set forth on Exhibit A attached hereto.

“Business Day” means any day other than a Saturday, a Sunday, and any day on which banking institutions located in the State of Illinois are authorized by law or other governmental action to close.

“Certificate of Compliance” means a duly executed certificate, in substantially the same form as Exhibit B attached hereto, of the president, chief financial officer or chief executive officer of Borrower, certifying as to the matters set forth in such certificate.

“Closing Date” means the date upon which all conditions precedent to Lender’s obligation to make the first advance under the Loan shall have been met or waived to the satisfaction of Lender.

“Collateral,” wherever located, means (i) the thirty-three (33) Rigs referred-to on Exhibit A attached hereto, which Collateral includes replacements, accessories, additions, accessions, appurtenances, and substitutions to any of the foregoing; all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form); and all products and proceeds of any of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing), and (ii) all of Borrower’s now owned as well as hereafter acquired parts equipment and inventory that do not customarily bear serial numbers; and all products and proceeds of any of the foregoing (including, without limitation, insurance payable by reason of loss or damage to the foregoing). As of the date of this Agreement, Collateral includes the Operating Rigs described on Exhibit A-1 and parts Collateral includes the yard inventory described on Exhibit A-2.

“Commitment Expiration Date” means December 31, 2005 at 2:00 p.m.

“Commitment Fee” means a fully-earned, non-refundable facility fee of $250,000, of which $100,000 has already been paid by Borrower to Lender.

“Credit Party” and “Credit Parties” means, individually or collectively, the Borrower and all Guarantors.

“Default” means either an “Event of Default” as defined in Section 3.5 hereof, or an event which with the giving of notice, passage of time, or both, would constitute such an Event of Default.

“Default Rate” means an annual interest rate equal to the lesser of (i) five percentage points over the Interest Rate or (ii) the highest interest rate permitted to be contracted for, charged, reserved, taken or received by applicable law.

“Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, abatement or other order on direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse affects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.

“Environmental Contamination” means any actual or threatened release, spill, emission, leaking, pumping, injection, presence, deposit, abandonment, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Collateral, including, without limitation, the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater or property which is not in compliance with applicable Environmental Laws.

“Environmental Law” means any present or future federal, foreign, state or local law, ordinance, order, rule or regulation and all judicial, administrative and regulatory decrees, judgments and orders, pertaining to health, industrial hygiene, the use, disposal or transportation of Hazardous Substances, Environmental Contamination, or pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §1361 et seq.), the Occupational Safety and Health Act (19 U.S.C. §651 et seq.), the Hazardous and Solid Waste Amendments (42 U.S.C. §2601 et seq.), as these laws have been or may be amended or supplemented, and any successor thereto, and any analogous foreign, state or local statutes, and the rules, regulations and orders promulgated pursuant thereto.

“Environmental Loss” means any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys’ fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) and damages to, loss of the use of or decrease in value of the Collateral arising out of or related to any Adverse Environmental Condition.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“Event of Loss” means the occurrence whereby any tangible Collateral having a value in excess of $250,000 or more is damaged beyond repair, lost, totally destroyed or confiscated.

“Fixed Charge Coverage Ratio” has the meaning assigned to it in Section 3.3(i).

“GAAP” means the generally accepted accounting principles in effect in the United States of America from time to time.

“General Funding Conditions” means (A) each of the following conditions to the first Loan advance by Lender hereunder: (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of any such loan or advance hereunder by Lender; (ii) there shall not have occurred and be continuing any Material Adverse Effect and Lender shall continue to be satisfied with the financial condition of Borrower; (iii) all representations and warranties of all of the Credit Parties herein or in any of the Loan Documents shall then be true and correct in all material respects (except those that relate to a specific date and were true and correct on such date); (iv) Lender shall have received this Loan Agreement and all of the other Loan Documents duly executed, and filed or recorded or in a form suitable for filing and recording where applicable, all of which shall be in form and substance satisfactory to Lender; (v) the Commitment Fee shall have been paid in full; (vi) Lender shall have received evidence satisfactory to it as to the ownership of the Collateral and the perfection and priority of Lender’s Liens and security interests thereon, (vii) Lender shall have received evidence satisfactory to it of the insurance required hereby or by any of the Loan Documents; (viii) Lender shall have received (1) resolutions of the Board of Directors of each Credit Party authorizing the Loan and any Guaranty and the execution, delivery and performance of the Loan Documents, (2) an incumbency certificate of and each Credit Party, (3) governmental certificates of good standing and existence of each Credit Party, (4) certified articles of incorporation or other formation document and bylaws or other operating agreement or regulations of each Credit Party and (5) an opinion of Borrower’s counsel covering matters as are customary in loan transactions and covering such additional matters as Lender may reasonably request; and (ix) any additional conditions, information and/or other documents as requested by Lender with respect to the transactions contemplated hereby shall have been met to the reasonable satisfaction of Lender, and (B) each of the following conditions to any subsequent Loan advance made by Lender hereunder: (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of any such loan or advance hereunder by Lender; (ii) there shall not have occurred and be continuing any Material Adverse Effect; (iii) all representations and warranties of Borrower herein or in any of the Loan Documents shall then be true and correct in all material respects (except those that relate to a specific date and were true and correct on such date); and (iv) Lender shall have received evidence satisfactory to it as to the description and ownership of any additional Rigs being financed with such advance and the perfection and priority of Lender’s Liens and security interests thereon.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (i) to purchase or repurchase any such primary obligation; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

“Guarantor” means each Person obligated under a guaranty, endorsement or other undertaking by which such Person guarantees or assumes responsibility in any capacity for the payment or performance of any of the Obligations.

“Guaranty” means the Guaranty of even date herewith delivered by Borrower’s Subsidiaries, substantially in the form of Exhibit D hereto;

“Hazardous Substances” means and includes hazardous substances as defined in CERCLA; oil of any kind, petroleum products and their by-products, including, but not limited to, sludge or residue; asbestos containing materials; polychlorinated biphenyls; any and all other hazardous or toxic substances; hazardous waste, as defined in CERCLA; medical waste; infectious waste; those substances listed in the United States Department of Transportation Table (49 C.F.R. §172.101); explosives; radioactive materials; and all other pollutants, contaminants and other substances regulated or controlled by the Environmental Laws and any other substance that requires special handling in its collection, storage, treatment or disposal under the Environmental Laws.

“Indebtedness” of any Person means (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business and not more than forty-five (45 days past due); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all capital lease obligations; (v) all Guaranteed Indebtedness; (vi) all Indebtedness referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (vii) the Obligations; and (viii) all liabilities under Title IV of ERISA.

“Interest Rate” has the meaning given such term in the Note.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, Lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a term installment loan in an amount not to exceed $50,000,000 made, or to be made, pursuant to this Loan Agreement.

“Loan Agreement” means this agreement as titled in the initial paragraph hereof.

“Loan Documents” means this Loan Agreement, the Note, the Guaranty, any indenture, and all other security and other instruments, assignments, certificates, certifications and agreements of any kind relating to any of the Obligations, whether obtained, authorized, authenticated, executed, sent or received concurrently with or subsequent to this Loan Agreement, or which evidence the creation, guaranty or collateralization of any of the Obligations or the granting or perfection of Liens or security interests upon any Collateral or any other collateral for the Obligations, including any modifications, amendments or restatements of the foregoing.

“Loan Purpose” means the purpose for which the proceeds of the Loan will be used; to wit: (i) to replenish working capital to be used for general business purposes, (ii) to finance improvements to, and refurbishment of, Rigs, and (iii) acquire additional Rigs.

“Location of Tangible Collateral” means the physical location of the Collateral is located when it is not at its Base Location.

“Material Adverse Effect” means any act, event, condition or circumstance which materially and adversely changes or affects the business, operations, condition (financial or otherwise), performance or assets of any Credit Party, the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document.

“Maturity Date” means January 1, 2011.

“Measurement Date” means a calendar quarter-end.

“Net OLV” means the appraised orderly liquidation value of any particular item of Collateral, minus the fair market value of tubulars, minus an amount equal to ten percent of the appraised orderly liquidation value (being an estimate of the cost of marshalling, storage, make-ready and sale expenses). For purposes of calculating the amount of Loan advances, only the Net OLV of Operating Rig Collateral shall be used.

“Note” has the meaning given in Section 2.2.

“OFAC” has the meaning given in Section 3.7(s).

“Obligations” means all present and future liabilities, indebtedness and obligations of Borrower to Lender, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary or joint or several, and, without limiting the generality of the foregoing, shall include principal, accrued interest (including without limitation interest accruing after the filing of any petition in bankruptcy), all advances made by or on behalf of Lender under the Loan Documents, collection and other costs and expenses incurred by or on behalf of Lender, whether incurred before or after judgment, and all present and future liabilities, indebtedness and obligations of Borrower under the Note issued pursuant hereto and this Loan Agreement.

“Operating Rig Collateral” means Operating Rigs in the Collateral pool.

“Operating Rigs” means Rigs that are operating or are fully capable of operation and meet customary industry standards for Rigs under contract for drilling.

“Participant” has the meaning assigned to it in Section 3.7(t).

“Permitted Liens” means (i) Liens for current taxes not yet due and payable, other statutory and non-consensual Liens arising in the ordinary course of business for sums not due, and, if Lender’s rights to and interest in the Collateral would not be materially and adversely affected thereby, any such Liens for taxes or other non-consensual Liens arising in the ordinary course of business being contested in good faith by appropriate proceedings and so long as adequate reserves are maintained with respect to such Liens and available to Borrower for the payment of such taxes or other non-consensual Liens; (ii) Liens in favor of Lender; and (iii) any other Liens expressly permitted herein or in writing by Lender.

“Person” means any natural person and any corporation, partnership (general, limited or otherwise), limited liability company, trust, association, joint venture, governmental body or agency or other entity having legal status of any kind.

“Prospectus” means Borrower’s August 16, 2005 Prospectus pursuant to which Borrower offered to the public 5,100,000 shares of its common stock.

“Restricted Payment” means (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s or any other Credit Party’s Stock; (ii) any payment or distribution made in respect of any subordinated Indebtedness of Borrower or any other Credit Party in violation of any subordination or other agreement made in favor of Lender; (iii) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s or any other Credit Party’s Stock or any other payment or distribution made in respect of any thereof, either directly or indirectly; or (iv) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of Borrower or any other Credit Party.

“Rig” means a drilling rig and its substructure, engine, braking system, drill pipe, drill collar and related equipment and parts (including spare parts related to such Rig); provided, however, that the lack of, or inability to obtain drill pipe, does not mean such rig or rigs are not operable or are excluded from the definition of Operating Rig.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subordinated Debt” has the meaning assigned to such term in Section 3.3(m).

“Subsidiary” means as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

“Total Debt to EBITDA Ratio” has the meaning assigned to it in Section 3.3(i).

“Trigger Date” shall have the meaning assigned to such term in Section 3.4(j).

“UCC” shall mean the Uniform Commercial Code of Illinois as in effect in Illinois from time to time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

Section 1.2 Other Terms. Except as otherwise defined herein, all terms used in this Loan Agreement which are defined in the UCC shall have the meanings set forth in the UCC and accounting terms not defined herein shall have the meaning ascribed to them in GAAP.

Section 1.3 UCC Filing. Borrower hereby authorizes Lender to file a record or records (as defined or otherwise specified under the UCC), including, without limitation, financing statements, in all jurisdictions and with all filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Lender herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Lender herein. Borrower agrees not to file any corrective or termination statements or partial releases with respect to any UCC statements filed by Lender pursuant to this Loan Agreement without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 1.4 Computations of Time; Other Definitional Provisions. In this Loan Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.” References in the Loan Agreement to any contract or agreement shall be a reference to such contract or agreement as the same may be amended, amended and restated, supplemented, renewed, extended, or otherwise modified from time to time in accordance with its terms.

ARTICLE II. THE LOAN

Section 2.1 Commitment. Subject to the terms and conditions hereof, Lender hereby agrees to make the Loan to Borrower in multiple advances from the Closing Date through the Commitment Expiration Date for the Loan Purpose or as otherwise allowed by Section 2.4, and Borrower agrees to borrow all amounts from Lender necessary to satisfy the Loan Purpose or as otherwise allowed by Section 2.4.

Section 2.2 Note. The Loan will be evidenced by and repayable in accordance with that certain Promissory Note No. 1 executed of even date herewith by Borrower payable to the order of Lender in the original principal amount of $50,000,000.00 and issued pursuant to this Loan Agreement, the form of which is attached hereto as Exhibit C (the “Note”). The Note is hereby incorporated as a part hereof as if fully set forth herein.

Section 2.3 Conditions of Lender’s Initial Obligation. The Closing Date and Lender’s obligation to make the initial advance under Loan on the Closing Date are subject to the prior fulfillment or waiver by Lender of each of the following conditions: (a) Lender shall have received a written request from Borrower that an advance under the Loan be funded in accordance with the terms hereof, together with a written direction from Borrower as to the method of payment and payee(s) of the proceeds of the initial advance under the Loan, which request and direction shall have been received by Lender not less than two (2) Business Days prior to any requested funding date and shall identify the Rigs included in establishing the Net OLV of the Operating Rig Collateral; (b) Lender shall have received a copy of invoices, bills of sale, payoff letters or other applicable evidence reasonably satisfactory to it that the proceeds of the Loan will satisfy or fulfill the Loan Purpose; (c) the Commitment Expiration Date shall not then have occurred; the Net OLV of Operating Rig Collateral shall not exceed 60% of the requested advance; and (d) each of the General Funding Conditions shall then have been met or satisfied to the reasonable satisfaction of Lender.

Section 2.4 Conditions Precedent to Subsequent Loan Advances. Lender’s obligation to make any Loan advance after the initial advance is in each case subject to the prior fulfillment or waiver by Lender of each of the following conditions: (a) Lender shall have received a written request from Borrower that an advance be funded in accordance with the terms hereof, together with a written direction from Borrower as to the method of payment and payee(s) of the proceeds of such advance, which request and direction shall have been received by Lender not less than three (3) Business Days prior to any requested funding date and shall identify the Rigs included in establishing the Net OLV of the Operating Rig Collateral; (b) the Commitment Expiration Date shall not then have occurred; (c) each of the General Funding Conditions shall then have been met or satisfied to the reasonable satisfaction of Lender; (d) with respect to each Operating Rig in respect of which an advance is requested (i) such Rig shall not have been covered by any prior advance, (ii) the amount of the advance shall not exceed 60% of the Net OLV of such Operating Rig, (iii) such Rig shall be an Operating Rig, and (iv) Lender shall have received such appraisals or re-appraisals of the Collateral from valuation sources acceptable to it as it may require shall have received evidence satisfactory to it that Borrower owns such Rig, free and clear of any Liens other than the Permitted Liens; and (e) after giving effect to the requested advance, the aggregate amount outstanding on the Loan shall not exceed 60% of the Net OLV of the Operating Rig Collateral.

Section 2.5 Use of Loan Proceeds. The proceeds of the Loan shall be used by Borrower solely for a Loan Purpose, or, with the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, for other lawful business purposes of Borrower not prohibited hereby. Borrower agrees that under no circumstances will the proceeds of the Loan be used: (a) for personal, family or household purposes of any Person whatsoever, or (b) to purchase, carry or trade in securities, or repay debt incurred to purchase, carry or trade in securities, or (c) unless otherwise consented to in writing by Lender, to pay any amount to Merrill Lynch and Co., Inc. or any of its subsidiaries, other than Merrill Lynch Bank USA, Merrill Lynch Bank & Trust Co. or any subsidiary of either of them (including Lender and Merrill Lynch Credit Corporation).

Section 2.6 Commitment Fee. In consideration of the agreement by Lender to extend the Loan to Borrower in accordance with and subject to the terms hereof, Borrower has paid or shall, on or before the Closing Date pay, the Commitment Fee to Lender. Borrower acknowledges and agrees that the Commitment Fee has been fully earned by Lender, and that it will not under any circumstances be refundable. In the event Borrower fails to request a Loan advance on or prior to the Commitment Expiration Date, any unpaid Commitment Fee will be payable on the Commitment Expiration Date.

Section 2.7 Mandatory Prepayment. If, at any time and from time to time during the term of the Loan, the Net OLV of the operating and operational Rig (including Collateral their related rig equipment, parts and tools) exceeds 60% of the then outstanding principal balance of the Loan, Borrower shall, upon five (5) Business Days notice from Lender, prepay the Loan to the extent of such excess.

ARTICLE III. GENERAL PROVISIONS

Section 3.1 Representations and Warranties. Borrower represents and warrants to Lender that:

(a) Organization and Existence. Borrower is a corporation, duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation, which is Delaware; the organizational number assigned to Borrower by such jurisdiction is 3975435; Borrower is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and, where applicable, each Credit Party is duly organized, validly existing and in good standing under the laws of the state of its formation and is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(b) Execution, Delivery and Performance. Each Credit Party has the requisite corporate power and authority to enter into and perform the Loan Documents. The Borrower holds all necessary permits, licenses, certificates of occupancy and other governmental authorizations and approvals required in order to own or operate the Borrower’s business except where the failure to hold any of the foregoing would not reasonably be expected to have a Material Adverse Effect or subject the Collateral to a Lien or risk of seizure or forfeiture. The execution, delivery and performance by Borrower of this Loan Agreement and by each of the other Credit Parties of such of the other Loan Documents to which it is a party: (i) have been duly authorized by all requisite corporate action, (ii) do not and will not violate or conflict with any law, order or other governmental requirement, (iii) do not and will not violate or conflict with any of the agreements, instruments or documents which formed or govern any of the Credit Parties, and (iv) do not and will not breach or violate any of the provisions of, and will not result in a default by any of the Credit Parties under, any other agreement, instrument or document to which it is a party or is subject.

(c) Notices and Approvals. Except as may have been given or obtained, or will be made in connection with the perfection of security interests granted by Borrower in the Collateral, no notice to or consent or approval of any governmental body or authority or other third party whatsoever (including, without limitation, any other creditor) is required in connection with the execution, delivery or performance by any Credit Party of this Loan Agreement, the Note and the other Loan Documents to which it is a party.

(d) Enforceability. The Loan Documents to which any Credit Party is a party are the respective legal, valid and binding obligations of such Credit Party, enforceable against it or them, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally or by general principles of equity.

(e) Collateral. Except for priorities afforded to any Permitted Liens: (i) Borrower has good and marketable title to the Collateral, (ii) none of the Collateral is subject to any Lien, encumbrance or security interest, and (iii) upon the filing of all Uniform Commercial Code financing statements authenticated or otherwise authorized by Borrower with respect to the Collateral in the appropriate jurisdiction(s) and/or the completion of any other action required by applicable law to perfect its Liens and security interests, Lender will have valid and perfected first Liens and security interests upon all of the Collateral. Without limiting the foregoing:

(A) Borrower agrees that it will: (i) not change the state where it is organized; (ii) not change its name without providing Lender with thirty (30) days prior written notice; and (iii) not change its type of organization.

(B) The tangible Collateral is and will remain tangible personal property and is not and shall not constitute real property fixtures. The tangible Collateral is removable from and is not essential to the premises at which the tangible Collateral is located. Except as noted on Exhibit A attached hereto, the tangible Collateral is capable of satisfying its intended business function and no additional property is required to be added to the tangible Collateral in order to satisfy such business function.

(C) If any of the Collateral is, at any time, in the possession of a bailee, Borrower shall promptly notify Lender and shall assist Lender in obtaining an acknowledgment from the bailee that is holding the Collateral for the benefit of Lender.

(D) All of the tangible Collateral is and will be kept at the Base Location except when under contract, mobilizing, or de-mobilizing.

(E) None of the Collateral will be removed from the continental United States.

(F) Within the past six years, Borrower has not changed its name, done business under any other name, or merged or been the surviving entity of any merger, except as disclosed in the Prospectus or otherwise writing to Lender prior to the Closing Date.

(f) Financial Statements; Etc. Except as expressly set forth in Borrower’s financial statements, all financial statements of Borrower and Bronco Drilling Company, L.L.C. furnished to Lender have been prepared in conformity with GAAP, consistently applied, are true and correct in all material respects, and fairly present the financial condition of it as at such dates and the results of its operations for the periods then ended (subject, in the case of interim unaudited financial statements, to normal year-end adjustments and the inclusion of footnotes); and since the most recent date covered by such financial statements, there has been no material adverse change in any such financial condition or operation. All financial statements furnished to Lender are true and correct in all material respects and fairly represent Borrower’s and Bronco Drilling, L.L.C.’s financial condition as of the date of such financial statements, and since the most recent date of such financial statements, there has been no material adverse change in such financial condition. The Prospectus and all other written information that has been or will hereafter be made available to Lender is, and will be, as of the dates on which such information was provided or relates, correct in all material respects and does not, and will not, as of the dates on which such information was or is to be provided or to which such information relates, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.

(g) Litigation; Compliance With All Laws. No litigation, arbitration, administrative or governmental proceedings are pending or, to the knowledge of Borrower, threatened against any Credit Party, which would, if adversely determined, materially and adversely affect (i) such Credit Party’s interest in the Collateral or the Liens and security interests of Lender hereunder or under any of the Loan Documents, or (ii) the financial condition of such Credit Party or its continued operations. Each Credit Party is in compliance in all material respects with all laws, regulations, requirements and approvals applicable to such Credit Party.

(h) Tax Returns. All federal, state and local tax returns, reports and statements required to be filed by any Credit Party have been filed with the appropriate governmental agencies and all taxes due and payable by any Credit Party have been timely paid except to the extent that any such failure to file or pay will not materially and adversely affect either the Liens and security interests of Lender hereunder or under any of the Loan Documents, the financial condition of any Credit Party, or its continued operations.

(i) Relationship with Merrill Lynch. Neither Borrower nor any shareholder or other Person that controls Borrower is (i) an executive officer or director of Merrill Lynch & Co., Inc. or any of its subsidiaries or affiliates, or (ii) a holder of more than 10% of any class of voting securities of Merrill Lynch & Co., Inc. or any of its subsidiaries or affiliates. For purposes of this representation, “control” means the power to vote 25% or more of any class of voting securities; the ability to control the election of a majority of directors; or the power to exercise a controlling influence over management policies.

(j) No Default. No “Default” or “Event of Default” (each as defined in this Loan Agreement or any of the other Loan Documents) has occurred and is continuing.

(k) No Outside Broker. Except for employees of Lender, Merrill Lynch, Pierce, Fenner & Smith Financial Consultant (“MLPF&S”) or one of their affiliates or as described in writing by Borrower to Lender, Borrower has not in connection with the transactions contemplated hereby directly or indirectly engaged or dealt with, and was not introduced or referred to Lender by, any broker or other loan arranger.

(l) Material Adverse Change. Since August 16, 2005, there has been no change which would reasonably be expected to have a Material Adverse Effect on any Credit Party.

(m) Environmental Matters. In the ordinary course of its business, the officers of Borrower consider the effect of Environmental Laws on the business of each Credit Party, in the course of which they identify and evaluate potential risks and liabilities accruing to the Credit Parties due to Environmental Laws. On the basis of this consideration, Borrower has concluded that Environmental Laws would not reasonably be expected to have a Material Adverse Effect on the Credit Parties as of the Closing Date. No Credit Party has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect on any Credit Party.

(n) Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(o) Public Utility Holding Company Act. Borrower is not a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Each of the foregoing representations and warranties has been and will be relied upon as an inducement to Lender to make Loan advances and are continuing representations and warranties during the term of this Loan Agreement.

Section 3.2 Financial and Other Information. Borrower shall furnish or cause to be furnished to Lender during the term of this Loan Agreement all of the following:

(a) Annual Financial Statements. Within 90 days after the close of each fiscal year of Borrower, a copy of the annual audited consolidated financial statements of Borrower, including, in reasonable detail, a balance sheet and statement of retained earnings as at the close of such fiscal year and statements of profit and loss and cash flow for such fiscal year together with consolidating work papers;

(b) Certificates of Compliance. At the same times that financial statements are due under Section 3.3(a), a Certificate of Compliance, duly executed by the president, chief financial officer or chief executive officer of the Borrower, in the form of Exhibit B attached hereto, or such other form as reasonably required by Lender from time to time.

(c) Interim Financial Statements. Within 45 days after the close of each calendar quarter of Borrower, a copy of the interim, financial statements of Borrower (on a consolidated and consolidating basis) for such calendar quarter, including, in reasonable detail, both a balance sheet as of the close of such calendar period and statement of profit and loss for the applicable calendar period.

(d) Other Information. Such other information as Lender may from time to time reasonably request relating to Borrower, any Credit Party or the Collateral.

(e) General Agreements With Respect to Financial Information. Borrower agrees that except as otherwise specified herein or otherwise agreed to in writing by Lender: (i) all annual financial statements required to be furnished by Borrower to Lender hereunder will be prepared by either the current independent accountants for Borrower or other independent accountants of recognized standing reasonably acceptable to Lender, and (ii) all other financial information required to be furnished to Lender hereunder will be certified as correct in all material respects by the party who has prepared such information, and, in the case of internally prepared information, certified as correct by the chief financial officer of the Person providing the information.

Section 3.3 Other Covenants. Borrower further agrees during the term of this Loan Agreement that:

(a) Financial Records; Inspection; Collateral Audit. Each Credit Party will: (i) maintain at its principal place of business complete and accurate books and records, and maintain all of its financial records in a manner consistent with the financial statements heretofore furnished to Lender, or prepared on such other basis as may be approved in writing by Lender; and (ii) permit Lender or its duly authorized representatives, upon reasonable notice and at reasonable times, to inspect (at Borrower’s expense) its properties (both real and personal), operations, books and records. Further, Borrower agrees that Lender shall have the right to require a full or updated appraisal of all Collateral, at Borrower’s expense, upon reasonable request; provided, however, that unless an Event of Default then exists Lender shall not require an appraisal more often than once in any consecutive twelve (12) month period.

(b) Taxes. Each Credit Party will pay when due all of its respective taxes, assessments and other governmental charges, howsoever designated, and all other liabilities and obligations, except to the extent that any such failure to file or pay will not materially and adversely affect either the Liens and security interests of Lender hereunder or under any of the Loan Documents, the financial condition of any Credit Party or its continued operations.

(c) Compliance With Laws and Agreements. No Credit Party will violate (i) any law, regulation or other governmental requirement, any judgment or order of any court or governmental agency or authority; (ii) any agreement, instrument or document which is material to its operations or to the operation or use of any Collateral, in each case as contemplated by the Loan Documents; or (iii) any agreement, instrument or document to which it is a party or by which it is bound, if any such violation will materially and adversely affect either the Liens and security interests of Lender hereunder or under any of the Loan Documents, the financial condition of any Credit Party, or its continued operations.

(d) No Use of Merrill Lynch Name. No Credit Party will directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release or interview, the name, logo or any trademark of Lender, MLPF&S, Merrill Lynch and Co., Inc. or any of their affiliates, except as required in any applicable securities filing. Any press release mentioning this Loan facility must be (i) factual only as to the making of the Loan and not have the appearance of an endorsement, and (ii) expressly preapproved by Lender’s Equipment Finance Senior Transaction Attorney.

(e) Notification By Borrower. Borrower shall provide Lender with prompt written notification of: (i) any Default or Event of Default; (ii) any material adverse change in the business, financial condition or operations of any Credit Party; (iii) any information which indicates that any financial statements of any Credit Party fail in any material respect to present fairly the financial condition and results of operations purported to be presented in such statements; (iv) any threatened or pending litigation involving any Credit Party that if adversely adjudicated against a Credit Party would reasonably be expected to result in a Material Adverse Effect on such Credit Party; (v) any casualty loss in excess of $250,000 or any attachment, Lien, judicial process, encumbrance or claim affecting or involving any Collateral other than a Permitted Lien; and (vi) any change in Borrower’s outside accountants. Each notification by Borrower pursuant hereto shall specify the event or information causing such notification, and, to the extent applicable, shall specify the steps being taken to rectify or remedy such event or information.

(f) Entity Organization. Each Credit Party which is an entity will (i) remain (A) validly existing and in good standing in the state of its organization and (B) qualified to do business and in good standing in each other state where the nature of its business or the property owned by it make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain such governmental permits, licenses and authorizations as are required in connection with its business and to prevent the occurrence of a Material Adverse Effect. Borrower shall give Lender not less than thirty (30) days prior written notice of any change in name (including any fictitious name) or chief executive office, place of business, or as applicable, the jurisdiction of organization or principal office.

(g) Merger, Change in Business; Etc. Except upon the prior written consent of Lender, which consent will not be unreasonably delayed, conditioned or withheld, Borrower will not (i) form any Subsidiary, except for a Subsidiary that is formed solely to facilitate any merger or other action permitted under this Section 3(g), (ii) consummate any merger or consolidation with, or purchase or otherwise acquire all or substantially all or a material part of the assets of, or any material stock, partnership, joint venture or other equity interest in, any Person, except for (a) the pending transaction with Thomas Drilling Co., an Oklahoma corporation, and the potential transaction with Eagle Drilling, L.L.C., an Oklahoma limited liability company, and (b) any such action in which the consideration (whether cash or securities or a combination thereof) is less than $20,000,000 and Borrower shall be the surviving party, (iii) or sell, dispose of or transfer any Collateral, (iv) sell, dispose of or transfer any assets other than Collateral in excess of $1,000,000 in the aggregate in any one fiscal year, except for sales in the ordinary course of business; (v) engage in any material business substantially different from its business in effect as of the date of application by Borrower for credit from Lender, or cease operating any such material business; or (vi) cause or permit any other Person to assume or succeed to any material business or operations of such Credit Party.

(h) [Reserved]

(i) Financial Covenants. Until (A) the Note and all other Obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (B) Lender has no further commitment to lend hereunder, Borrower will maintain the following financial covenants:

Fixed Charge Coverage Ratio. Borrower’s Fixed Charge Coverage Ratio shall exceed the ratio set forth below as of the corresponding consecutive Measurement Date below, commencing as of September 30, 2005. For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of: (a) net income plus interest (including payments in the nature of interest under capital leases and payment-in-kind interest), depreciation, amortization, and operating lease expense, minus extraordinary income; to (b) the sum of (A) the aggregate principal to be paid or accrued, the aggregate rental under capital leases to be paid or accrued and rental and other obligations under leases to be paid or accrued, each as calculated on a forward twelve-month basis in accordance with obligations from the Measurement Date, and

(B) the aggregate interest paid or accrued, the aggregate operating lease expense paid or accrued, any dividends and other distributions paid or accrued to shareholders and taxes paid in cash, each as determined on a trailing twelve-month basis from the Measurement Date. Items (a) and (b) shall be prepared on a consolidated basis from the Borrower’s regular financial statements as of the Measurement Date prepared in accordance with GAAP except footnotes and regular year-end adjustments.

Measurement Date	Fixed Charge Coverage Ratio
As of each consecutive calendar quarter-end through June 30, 2006	1.00 : 1.00

As of each consecutive quarter-end from July 1, 2006 through June 30, 2007	1.10 : 1.00

As of each consecutive calendar quarter-end after June 30, 2007	1.20 : 1.00

Total Debt to EBITDA Ratio. Customer’s Total Debt to EBITDA Ratio shall not exceed the ratio set forth below as of the last day of each consecutive Measurement Date below, commencing as of December 31, 2005. For purposes hereof, “Total Debt to EBITDA Ratio” shall mean the ratio of (a) Indebtedness minus Subordinated Debt as of the Measurement Date, to (b) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges minus extraordinary income as determined on a trailing 12-month basis for the Measurement Date. Items (a) and (b) shall be prepared from the Customer’s regular financial statements prepared in accordance with GAAP except footnotes and regular year-end adjustments:

Measurement Date	Total Debt to EBITDA Ratio

As of December 31, 2005 As of March 31, 2006	5.00 : 1.00 4.00 : 1.00

As of June 30, 2006	3.00 : 1.00

As of each consecutive calendar quarter-end after June 30, 2006	3.00 : 1.00

(j) Identification of Collateral. Borrower has informed Lender that Borrower has assigned to each Rig constituting Collateral a specific number, and as of the Closing Date, such numbers are listed on the Exhibit A attached hereto. Borrower shall not change the number assigned to each Rig constituting Collateral without providing Lender with at least 10 Business Days prior written notice thereof.

(k) Annual Rental Expense. Borrower shall not permit the aggregate amount of all rental expenses in any fiscal year to exceed $1,000,000.

(l) Environmental Compliance. Borrower will conduct its business operations, handle, store, transmit, discharge, emit, release and dispose of Hazardous Materials, and so long as any Obligations remains outstanding, will use the Collateral so as to comply with all Environmental Laws in all material respects and will avoid Environmental Contamination; and Borrower, so long as any Obligations remains outstanding, will continue to have in full force and effect all Federal, state and local licenses, permits, orders and approvals required to operate the Collateral in compliance with all Environmental Laws in all material respects.

(m) Indebtedness and Guaranteed Indebtedness. Borrower shall not, and shall not permit any Subsidiary, to create, incur, assume or permit to exist any Indebtedness or any Guaranteed Indebtedness except for (i) a revolving line of credit, the purpose of which shall be to provide working capital to Borrower, (ii) other Indebtedness, not to exceed $10,000,000 in the aggregate for clauses (i) and (ii), (iii) unsecured borrowed money Indebtedness (with unsecured Guaranteed Indebtedness from Guarantors) in the maximum amount of $90,000,000 from one or more Persons to consummate acquisitions disclosed to Lender on or before the date of this Agreement, which Indebtedness must be subordinated on, and otherwise contain, terms and conditions satisfactory to Lender in its sole discretion (“Subordinated Debt”), and (iv) borrowed money Indebtedness secured by Rigs released pursuant to Section 3.7(u). No principal repayments on the Subordinated Debt may be made prior to the stated maturity thereof or (x) if a Default has occurred and is continuing; (y) if there has been (after giving effect to such payment there will be) a material adverse change in the financial condition or operations of Borrower, or (z) if Lender shall not have consented in writing to such principal payment, which consent shall not be unreasonably withheld, delayed or conditioned.

(n) Liens. Except for Permitted Liens, Liens securing the Obligations, and Liens on non-Collateral assets and the proceeds thereof securing the Indebtedness referred to in Section 3.3(m) above, Borrower shall not create or permit to exist any Liens on any property or assets of Borrower or its Subsidiaries.

(o) Restricted Payments. Borrower shall not make or permit any Restricted Payment.

(p) Investments, Loans and Advances. Borrower will not make any investment in or loan or advance to any Person to the extent investments in or loans or advances to all Persons would exceed $15,000,000 in the aggregate.

(q) Transactions with Affiliates. Borrower will not conduct any transactions with any of its affiliates except on terms that are fair and reasonable and no less favorable to Borrower and it would obtain in a comparable arm’s-length transaction with a Person not an affiliate and in compliance with all Applicable Laws.

(r) Negative Pledge. Borrower will not enter into or suffer to exist any agreement prohibiting or conditioning a creation or assumption of any Lien upon any of the Collateral (whether now owned or hereafter acquired) except in favor of Lender.

(s) Amendment, Etc., of Material Contracts. Except in the exercise of reasonable business judgment, Borrower shall not cancel or terminate any material contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any material contract or give any consent, waiver or approval thereunder, waive any default under any breach of any material contract, agree in any manner to any other amendment, modification or change of any term or condition of any material contract or take any other action in connection with any material contract that would impair the value of the interest or rights of Borrower thereunder or would impair the interest or rights of Lender.

Section 3.4 Collateral.

(a) Pledge of Collateral. To secure payment and performance of the Obligations, Borrower hereby pledges, assigns, transfers and sets over to Lender, and grants to Lender first Liens and security interests in and upon all of the Collateral, subject only to Permitted Liens.

(b) Liens. Except upon the prior written consent of Lender, Borrower shall not create or permit to exist any Lien, encumbrance or security interest upon or with respect to any Collateral now owned or hereafter acquired other than Permitted Liens.

(c) Performance of Obligations. Borrower shall perform all of its Obligations and all other material obligations owing on account of or with respect to the Collateral; it being understood that nothing herein, and no action or inaction by Lender, under this Loan Agreement or otherwise, shall be deemed an assumption by Lender of any of Borrower’s said obligations.

(d) Sales and Collections. Borrower shall not sell, transfer or otherwise dispose of any Collateral, except that so long as no Event of Default shall have occurred and be continuing, Borrower may in the ordinary course of its business: (i) sell any Inventory normally held by Borrower for sale, (ii) lease the Rigs and other rig Collateral on an operating basis, (iii) use or consume any materials and supplies normally held by Borrower for use or consumption, and (iv) collect all of its accounts receivable and compromise and settle its accounts receivable in the ordinary course of its business.

(e) [Reserved]

(f) Alterations and Maintenance. Except upon the prior written consent of Lender, Borrower shall not make or permit any material alterations to any tangible Collateral which would materially reduce or impair its market value or utility. Borrower shall at all times (i) keep the tangible Collateral in good condition and repair, ordinary wear and tear and obsolescence excepted, (ii) protect the Collateral against loss, damage or destruction, (iii) maintain, service, test and inspect the Collateral (A) substantially in accordance with manufacturer’s recommendations, and so as to maintain in full force and effect any maintenance warranties, (B) in material compliance with Applicable Law and the requirements of insurance, (C) at a standard consistent with industry practices, and (D) in all events not less than Borrower’s standard practices for similar equipment owned, operated or leased by Borrower and (iv) pay or cause to be paid all obligations arising from the repair and maintenance of such Collateral, as well as all obligations with respect to any location of tangible Collateral (e.g., all obligations under any lease, mortgage or bailment agreement), except for any such obligations being contested by Borrower in good faith by appropriate proceedings to the extent there is not a risk of loss, forfeiture or foreclosure of Collateral. Borrower shall permit any Person designated by Lender, during normal business hours upon reasonable notice to visit, inspect and survey the tangible Collateral, its condition, use and operation, and the records maintained in connection therewith. None of Lender or any of its designees shall have any duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. The failure of any such party to object to any condition or procedure observed or observable in the course of an inspection hereunder shall not be deemed to waive or modify any of the terms of this Loan Agreement with respect to such condition or procedure.

(g) Location. On or before the Closing Date, Borrower shall deliver to Lender information regarding the Base Location of each Rig that comprises the Collateral. In no event shall Borrower cause or permit any Collateral to be removed from the United States without the express prior written consent of Lender. Borrower shall maintain a sign on each drilling rig constituting Collateral, which sign shall (i) indicate that such drilling rig is the property of the Borrower, and (ii) display the number that has been assigned to such drilling rig by the Borrower. Borrower will keep its books and records at its principal office address specified in the first paragraph of this Loan Agreement. Borrower will not change the address where books and records are kept, its organizational number or its taxpayer identification number without providing Lender with thirty (30) days prior written notice.

(h) Insurance.

(i) Coverage. Without limiting any of the other obligations or liabilities of Borrower under the Loan Documents, Borrower shall, during the term of this Loan Agreement, carry and maintain, with respect to Collateral listed hereunder, at its own expense, at least the minimum insurance coverage as stated below, with insurers having a minimum A.M. Best rating of A- VII, and be in such form, with terms, conditions, limits and deductibles as shall be reasonably acceptable to Lender. Borrower shall also carry and maintain any other insurance that Lender may reasonably require from time to time.

(A) All risk or special form property insurance, insuring the Collateral against physical loss or damage from perils including but not limited to fire and extended coverage, windstorm, collapse, flood, and earth movement. Coverage shall be written in the greater of the then current Obligations or replacement cost value in an amount reasonably acceptable to Lender. Such insurance policy shall contain an endorsement waiving any coinsurance requirement and containing deductibles in amounts consistent with industry standards, but in no event greater than $1,000,000.

(B) Commercial general liability insurance including but not limited to pollution liability (which may be provided under a separate policy), products/completed operations, blanket contractual liability, environmental liability, premises/operations, independent contractors, personal injury, fire legal liability, loss of use, and employee benefits liability with each written on an occurrence basis (except employee benefits liability, which will be written on a claims-made basis) and with a limit of not less than $10,000,000 for bodily injury and property damage. Deductibles, if any, shall be consistent with industry standards. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law.

(C) Workers’ Compensation insurance in accordance with statutory provisions and employer’s liability in an amount not less than $1,000,000. Such coverage shall not contain any occupational disease exclusions. All such insurance will be compulsory and not elective. Any deductible contained under the policy will be disclosed to Lender.

(D) Automobile Liability and Automobile Physical Damage insurance (as appropriate) covering all owned, rented, non-owned and hired vehicles written on an occurrence basis with a combined single limit of not less than $1,000,000 for bodily injury and property damage. The liability deductible, if any, shall not be greater than $5,000 per occurrence.

(E) Excess or Umbrella Liability insurance written on an occurrence basis in an amount not less than $10,000,000 providing coverage on a follow-form basis in excess of the insurance limits and terms required under Section 3.4(h)(i)(B). Any differences in coverage terms under this policy will be fully disclosed to Lender.

(F) Other insurance in such amounts as may from time to time be reasonably required by Lender.

(ii) Endorsements. Borrower shall cause all insurance policies carried and maintained in accordance with this Loan Agreement to endorse Lender, its successors and assigns as indicated below:

(A) As a loss payee as its interest may appear with respect to the Collateral under the all risk/special form with an endorsement to provide for payment of losses to Lender. (Unless an Event of Default exists, Borrower may be a joint payee on insurance checks.) Any obligation imposed upon Borrower, including but not limited to the obligation to pay premiums and/or coverage deductibles, shall be the sole obligation of Borrower and not an obligation of Lender.

(B) With respect to property policies described in the subsection “Coverage” (i) the interests of Lender shall not be invalidated by any action or inaction of Borrower or any other Person, and shall insure Lender regardless of any breach or violation by Borrower or any other Person, of any warranties, declarations or conditions of such policies.

(C) Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(D) The insurers providing the coverage required hereunder shall waive all rights of subrogation against Lender, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise.

(E) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lender with respect to its interests as such in the Collateral.

(F) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any material changes are made in the coverage which adversely affect the interests of Lender, such cancellation or change shall not be effective as to Lender until 30 days, except for non-payment of premium which shall not be effective as to Lender until 10 Business Days, in each case after receipt by Lender of written notice sent by registered mail from such insurer.

(G) Upon the occurrence and during the continuance of an Event of Default hereunder, Borrower irrevocably, appoints Lender as Borrower’s true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies.

(H) Lender shall be named as an additional insured with respect to the Commercial General Liability and Excess or Umbrella Liability. Any obligation imposed upon Borrower, including but not limited to the obligation to pay premiums and/or coverage deductibles, shall be the sole obligation of Borrower and not an obligation of Lender.

(iii) Certifications. On the Closing Date with respect to the Collateral hereunder as of such date, and at each policy renewal, but not less than annually with respect to all Collateral, Borrower shall provide to Lender an Acord 27 – Evidence of Property Insurance and loss payable endorsements for such Property policy, and an Acord 25 Certificate of Liability Insurance for General Liability, Workers’ Compensation, Automobile Liability, Umbrella or Excess Liability policies. All certificates shall identify the insurance carriers, the type of insurance, the limits, deductibles, and terms thereof and shall specifically list the special provisions delineated for such insurance required by this Section. Borrower shall furnish to Lender a certificate signed by a duly authorized representative of the insurer, showing the insurance then maintained by or on behalf of Borrower pursuant to this Section and stating that such insurance complies with the terms hereof, together with evidence of payment of premiums.

(iv) Forced Placement. In the event that at any time the insurance required by this Section shall be reduced or cease to be maintained, then (without limiting the rights of Lender hereunder in respect of the Default which arises as a result of such failure) Lender may at its option, maintain the insurance required hereby in such event. Borrower shall reimburse Lender upon demand for the cost thereof with interest thereon at a rate per annum equal to the Default Rate, but in no event shall the rate of interest exceed the maximum rate permitted by law.

(i) Use. Borrower agrees that the tangible Collateral will be used by Borrower solely in the conduct of its business and in a manner complying in all material respects with all applicable laws and any applicable insurance policies. All tangible Collateral shall at all times remain personal property of Borrower regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof. Borrower shall obtain and deliver to Lender from any Person having an interest in property where the tangible Collateral is to be stored for thirty (30) days or more (excluding, however, principal job sites), waivers of any Lien, encumbrance or interest which such Person might have or hereafter obtain or claim with respect to the tangible Collateral.

(j) Event of Loss. Borrower shall at its expense promptly repair all material repairable damage to any tangible Collateral. In the event that there is an Event of Loss, then, on or before the first to occur (the “Trigger Date”) of (i) ninety (90) days after the occurrence of such Event of Loss, or (ii) 10 Business Days after the date on which either Borrower or Lender shall receive any proceeds of insurance on account of such Event of Loss (unless the “Event of Loss Prepayment” (as defined below) is deferred as provided in the penultimate sentence of this Section 3.4(j)), or any underwriter of insurance on such Collateral shall advise either Borrower or Lender that it disclaims liability in respect of such Event of Loss, Borrower shall, at Borrower’s option, either replace the Collateral subject to such Event of Loss with comparable Collateral free of all Liens other than Permitted Liens (in which event Borrower shall be entitled to utilize the proceeds of insurance on account of such Event of Loss for such purpose, and may retain any excess proceeds of such insurance), or permanently prepay the Obligations by an amount equal to the actual cash value of such Collateral as determined by either the insurance company’s payment (plus any applicable deductible) or, in absence of insurance company payment, as reasonably determined by Lender (the “Event of Loss Prepayment”); it being further understood that any such Event of Loss Prepayment shall cause an immediate permanent reduction in the Loan in the amount of such prepayment and shall not reduce the amount of any future reductions in the Loan that may be required hereunder. Notwithstanding the foregoing and provided that (i) no Event of Default has occurred or is continuing and (ii) the insurance proceeds shall be deposited with Lender as cash collateral for the Obligations, Borrower may defer any required Event of Loss Prepayment for up to 180 days in the case of Collateral other than derricks and drill pipe and 270 days in the case of derricks and drill pipe from the Trigger Date for the purpose of repairing Collateral or locating and acquiring comparable replacement equipment that shall constitute Collateral free of all Liens other than Permitted Liens if Borrower is proceeding with diligence and in good faith to repair, replace, or acquire comparable replacement equipment. Notwithstanding the foregoing, if at the time of occurrence of such Event of Loss or any time thereafter prior to replacement or the Event of Loss Prepayment, as aforesaid, an Event of Default shall have occurred and be continuing hereunder, then Lender may at its sole option, exercisable at any time while such Event of Default shall be continuing, require Borrower to either replace such Collateral or prepay the Obligations, as aforesaid.

(k) Notice of Certain Events. Borrower shall give Lender prompt notice of any attachment, Lien, judicial process, encumbrance, or claim affecting or involving the Collateral other than a Permitted Lien.

(l) INDEMNIFICATION. BORROWER SHALL INDEMNIFY, DEFEND AND SAVE LENDER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) OF ANY NATURE WHATSOEVER WHICH MAY BE ASSERTED AGAINST OR INCURRED BY LENDER ARISING OUT OF OR IN ANY MANNER OCCASIONED BY (I) THE OWNERSHIP, COLLECTION, POSSESSION, USE OR OPERATION OF ANY COLLATERAL, OR (II) ANY FAILURE BY BORROWER TO PERFORM ANY OF ITS OBLIGATIONS HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS; EXCLUDING, HOWEVER, FROM SAID INDEMNITY ANY SUCH CLAIMS,

LIABILITIES, ETC. ARISING DIRECTLY OUT OF THE WILLFUL WRONGFUL ACT OR GROSS NEGLIGENCE OF LENDER. THIS INDEMNITY SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS LOAN AGREEMENT AS TO ALL MATTERS ARISING OR ACCRUING PRIOR TO SUCH EXPIRATION OR TERMINATION.

Section 3.5 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Loan Agreement:

(a) Failure to Pay. Borrower shall fail to pay when due any amount owing by Borrower to Lender under the Note or this Loan Agreement, or Borrower shall fail to pay any amount owing under any other Obligations and any such failure to pay shall continue unremedied for five (5) Business Days.

(b) Failure to Perform. Any Credit Party shall default in the performance or observance of any covenant or agreement on its part to be performed or observed under this Loan Agreement, the Note or any of the other Loan Documents (not constituting an Event of Default under any other clause of this Section), and such default shall continue unremedied for twenty (20) Business Days after the earlier of (i) written notice thereof shall have been given by Lender to Borrower, or (ii) Borrower has, or in the exercise of reasonable diligence should have had, knowledge of such default.

(c) Breach of Warranty. Any representation or warranty made by any Credit Party contained in this Loan Agreement, the Note or any of the other Loan Documents shall at any time prove to have been incorrect in any material respect when made.

(d) Default Under Other Merrill Lynch Agreement. A default or event of default by any Credit Party shall occur under the terms of any other agreement, instrument or document with or intended for the benefit of Lender, MLPF&S or any of their affiliates, and any required notice shall have been given and required passage of time shall have elapsed.

(e) Bankruptcy Event. Any Bankruptcy Event shall occur.

(f) Default Under Other Agreements. Any event shall occur which results in a default that is not cured within any applicable cure period by any Credit Party of any material agreement involving any Credit Party or any agreement evidencing any indebtedness or other obligations of any Credit Party of $1,000,000 or more in the aggregate (other than any of the foregoing the validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established on the books of Borrower in accordance with GAAP), if the effect of such default is to cause or permit the holder of such indebtedness to become due or be prepaid in full prior to its stated maturity date.

(g) Collateral Impairment or Lapse in Insurance Coverage. The loss, theft or destruction of any Collateral, the occurrence of any material deterioration or impairment of any Collateral or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes any Collateral, in the sole reasonable opinion of Lender, to become unsatisfactory as to value or character; or any levy, attachment, seizure or confiscation of the Collateral which is not released within 10 Business Days; or the failure to maintain insurance in accordance with Section 3.4(h).

(h) Contested Obligation. (i) Any of the Loan Documents shall for any reason cease to be, or are asserted by any Credit Party not to be a legal, valid and binding obligations of any Credit Party, enforceable in accordance with their terms; or (ii) the validity, perfection or priority of Lender’s first Lien and security interest on any of the Collateral (subject to Permitted Liens) is contested by any Credit Party or any Person; or (iii) any Credit Party shall or shall attempt to repudiate, revoke, contest or dispute, in whole or in part such Credit Party’s material obligations under any Loan Document.

(i) Judgments. A judgment shall be entered against any Credit Party (that is not covered by insurance) that could reasonably be expected, in the reasonable opinion of Lender, to have a Material Adverse Effect and the judgment is not paid in full and discharged, or stayed and bonded to the satisfaction of Lender, within 30 days.

(j) Change in Control. Without the prior written consent of Lender, which consent shall be in its sole discretion, (i) Borrower shall cease to own 100% of the Stock of Guarantors, (ii)                      shall cease to own, directly or through affiliates, 100% of the Stock of Bronco Drilling Holdings, L.L.C. and (iii) Bronco Drilling Holdings, L.L.C. shall voluntarily sell twenty percent (20%) or more of its Stock in Borrower as of the date of this Agreement, whether such sales are through a single transaction or a series of transactions; provided, however, that Lender agrees that the dilutions of percentage ownership resulting from the issuance of additional Stock for fair value shall not cause a violation of this Section 3.5(j).

(k) Dissolution. The dissolution or the filing for dissolution of any Credit Party.

Section 3.6 Remedies.

(a) Remedies Upon Default. Upon the occurrence and during the continuance of any Event of Default, Lender may at its sole option do any one or more or all of the following, at such time and in such order as Lender may in its sole discretion choose:

(i) Termination. Lender may without notice terminate its obligation to extend any credit to or for the benefit of Borrower (it being understood, however, that upon the occurrence of any Bankruptcy Event all such obligations shall automatically terminate without any action on the part of Lender).

(ii) Acceleration. Lender may declare the principal of and interest and any premium on the Note, and all other Obligations to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable, without presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate or other notice or formality of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of any Bankruptcy Event all such principal, interest, premium and other Obligations shall automatically become due and payable without any action on the part of Lender.

(iii) Exercise Other Rights. Lender may exercise any or all of the remedies of a secured party under applicable law and in equity, including, but not limited to, the UCC, and any or all of its other rights and remedies under the Loan Documents.

(iv) Possession. Lender may require Borrower to make the Collateral and the records pertaining to the Collateral available to Lender at a place designated by Lender which is reasonably convenient to Borrower, or may take possession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice to Borrower. Lender’s sole duty with respect to the custody, safe-keeping, and physical preservation of any Collateral in its possession, under Section 9.207 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as Lender deals with similar property for its own account.

(v) Sale. Lender may sell any or all of the Collateral at public or private sale upon such terms and conditions as Lender may reasonably deem proper, whether for cash, on credit, or for future delivery, in bulk or in lots. Lender may purchase any Collateral at any such sale free of Borrower’s right of redemption, if any, which Borrower expressly waives to the extent not prohibited by applicable law. The net proceeds of any such public or private sale and all other amounts actually collected or received by Lender pursuant hereto, after deducting all costs and expenses incurred at any time in the collection of the Obligations and in the protection, collection and sale of the Collateral, will be applied to the payment of the Obligations, with any remaining proceeds paid to Borrower or whoever else may be entitled thereto, and with each Credit Party remaining jointly and severally liable for any amount remaining unpaid after such application. Lender has no obligation to repair, refurbish or otherwise prepare the Collateral for sale, lease or other use or disposition as authorized herein. If Lender sells any Collateral upon credit, Borrower will receive credit against the Obligations only for cash payments made by the purchaser to Lender. If the purchaser fails to pay the purchase price, then Lender may resell the Collateral.

(vi) Delivery of Cash, Checks, Etc. Lender may require Borrower to forthwith upon receipt, transmit and deliver to Lender in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by Lender) which may be received by Borrower at any time in full or partial payment of any Collateral, and require that Borrower not commingle any such items which may be so received by Borrower with any other of its funds or property but instead hold them separate and apart and in trust for Lender until delivery is made to Lender.

(vii) Notification of Account Debtors. Lender may notify any account debtor of Borrower that its Account or Chattel Paper has been assigned to Lender and direct such account debtor to make payment directly to Lender of all amounts due or becoming due with respect to such Account or Chattel Paper; and Lender may enforce payment and collect, by legal proceedings or otherwise, such Account or Chattel Paper.

(viii) Control of Collateral. Lender may otherwise take control in any lawful manner of any cash or non-cash items of payment or proceeds of Collateral and of any rejected, returned, stopped in transit or repossessed goods included in the Collateral and endorse Borrower’s name on any item of payment on or proceeds of the Collateral.

(b) Set-Off. Lender shall have the further right upon the occurrence and during the continuance of an Event of Default to set-off, appropriate and apply toward payment of any of the Obligations, in such order of application as Lender may from time to time and at any time elect, any cash, credit, deposits, accounts, financial assets, investment property, securities and any other property of Borrower which is in transit to or in the possession, custody or control of Lender, MLPF&S or any agent, bailee, or affiliate of Lender or MLPF&S. Borrower hereby collaterally assigns and grants to Lender a continuing security interest in all such property as Collateral and as additional security for the Obligations. Upon the occurrence and during the continuance of an Event of Default, Lender shall have all rights in such property available to collateral assignees and secured parties under all applicable laws, including, without limitation, the UCC.

(c) Power of Attorney. Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Lender as its attorney-in-fact, with full power of substitution, in its place and stead and in its name or in the name of Lender, to from time to time in Lender’s sole discretion take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purposes of this Loan Agreement and the other Loan Documents, including, but not limited to, to receive, endorse and collect all checks, drafts and other instruments for the payment of money made payable to Borrower included in the Collateral. The powers of attorney granted to Lender in this Loan Agreement are coupled with an interest and are irrevocable until the Obligations have been indefeasibly paid in full and fully satisfied and all obligations of Lender under this Loan Agreement have been terminated.

(d) Remedies are Severable and Cumulative. All rights and remedies of Lender herein are severable and cumulative and in addition to all other rights and remedies available in the Note, the other Loan Documents, at law or in equity, and any one or more of such rights and remedies may be exercised simultaneously or successively.

(e) No Marshalling. Lender shall be under no duty or obligation to (i) preserve, protect or marshall the Collateral; (ii) preserve or protect the rights of any Credit Party or any other Person claiming an interest in the Collateral; (iii) realize upon the Collateral in any particular order or manner, (iv) seek repayment of any Obligations from any particular source; (v) proceed or not proceed against any Credit Party pursuant to any guaranty or security agreement or against any Credit Party under the Loan Documents, with or without also realizing on the Collateral; (vi) permit any substitution or exchange of all or any part of the Collateral; or (vii) release any part of the Collateral from the Loan Agreement or any of the other Loan Documents, whether or not such substitution or release would leave Lender adequately secured.

(f) Notices. To the fullest extent permitted by applicable law, Borrower hereby irrevocably waives and releases Lender of and from any and all liabilities and penalties for failure of Lender to comply with any statutory or other requirement imposed upon Lender relating to notices of sale, holding of sale or reporting of any sale, and Borrower waives all rights of redemption or reinstatement from any such sale. Any notices required under applicable law shall be reasonably and properly given to Borrower if given by any of the methods provided herein at least ten (10) days prior to taking action. Lender shall have the right to postpone or adjourn any sale or other disposition of Collateral at any time without giving notice of any such postponed or adjourned date. In the event Lender seeks to take possession of any or all of the Collateral by court process, Borrower further irrevocably waives to the fullest extent permitted by law any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and any demand for possession prior to the commencement of any suit or action.

Section 3.7 Miscellaneous.

(a) Non-Waiver. No failure or delay on the part of Lender in exercising any right, power or remedy pursuant to this Loan Agreement, the Note or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. Neither any waiver of any provision of this Loan Agreement, the Note or any of the other Loan Documents, nor any consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender. Any waiver of any provision of this Loan Agreement, the Note or any of the other Loan Documents and any consent to any departure by Borrower from the terms of this Loan Agreement, the Note or any of the other Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall in any case entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Disclosure. Borrower hereby irrevocably authorizes Lender and each of its affiliates, to at any time (whether or not an Event of Default shall have occurred) obtain from and disclose to each other any and all financial and other information about Borrower. Borrower further irrevocably authorizes Lender to contact, investigate, inquire and obtain references and other information on Borrower from credit reporting services and agencies, former or current creditors, and other Persons and sources (including, without limitation, any affiliate of Lender) and to provide to any references, credit reporting services and agencies, creditors and other persons and sources (including, without limitation, affiliates of Lender) all financial, credit and other information obtained by Lender relating to the Borrower.

(c) Communications. Delivery of an agreement, instrument, notice or other document may, at the discretion of Lender, be by electronic transmission. Except as required by law or otherwise provided herein or in a writing executed by the party to be bound, all notices demands, requests, accountings, listings, statements, advices or other communications to be given under the Loan Documents shall be in writing, and shall be served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail by certified mail return receipt required. Notices may be addressed to Borrower as set forth at its address shown in the preamble hereto, or at such other address designated in writing by Borrower or at any office to which billing and account statements are sent; to Lender at its address shown in the preamble hereto, or at such other address designated in writing by Lender. Any such communication shall be deemed to have been given upon, in the case of personal delivery the date of delivery, one Business Day after deposit with an overnight courier, two (2) Business Days after deposit in the United States by certified mail (return receipt required), or receipt of electronic transmission (which shall be presumed to be three hours after the time of transmission unless an error message is received by the sender), except that any notice of change of address shall not be effective until actually received.

(d) Fees, Expenses and Taxes. Borrower shall upon demand pay or reimburse Lender for (i) all UCC, real property or other filing, recording and search fees and expenses incurred by Lender in connection with the verification, perfection or preservation of Lender’s rights hereunder or in any Collateral or any other collateral for the Obligations; (ii) any and all stamp, transfer, mortgage, intangible, document, filing, recording and other taxes and fees payable or determined to be payable in connection with the borrowings hereunder or the execution, delivery, filing and/or recording of the Loan Documents and any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith; and (iii) all reasonable fees and out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by Lender in connection with the preparation, execution, administration, collection, enforcement, protection, waiver or amendment of this Loan Agreement, or under any of the other Loan Documents and such other instruments or documents, and the rights and remedies of Lender thereunder and all other matters in connection therewith. The obligations of Borrower under this paragraph shall survive the expiration or termination of this Loan Agreement and the discharge of the other Obligations.

(e) Right to Perform Obligations. If Borrower shall fail to do any act or thing which it has covenanted to do under this Loan Agreement or any of the Loan Documents, or any representation or warranty on the part of Borrower contained in this Loan Agreement or any of the Loan Documents shall be breached, then Lender may, in its sole discretion, after five Business Days written notice is sent to Borrower (or such lesser notice, including no notice, as is reasonable under the circumstances), do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all reasonable amounts so expended by Lender shall be repayable to Lender by Borrower upon demand, with interest at the “Interest Rate” (as that item is defined in the Note) during the period from and including the date funds are so expended by Lender to the date of repayment, and all such amounts shall be additional Obligations. The payment or performance by Lender of any of Borrower’s obligations hereunder shall not relieve Borrower of said obligations or of the consequences of having failed to pay or perform the same, and shall not waive or be deemed a cure of any Default.

(f) [Reserved].

(g) Further Assurances. Borrower agrees to do such further acts and things and to execute and deliver to Lender such additional agreements, instruments and documents as Lender may reasonably require or deem advisable to effectuate the purposes of this Loan Agreement, the Note or any of the other Loan Documents, or to establish, perfect and maintain Lender’s security interests and Liens upon the Collateral, including, but not limited to: (i) executing financing statements or amendments thereto when and as reasonably requested by Lender; and (ii) if in the reasonable judgment of Lender it is required by local law, causing the owners and/or mortgagees of the real property on which any Collateral may be located to execute and deliver to Lender waivers or subordinations reasonably satisfactory to Lender with respect to any rights in such Collateral.

(h) Binding Effect. This Loan Agreement, the Note and the other Loan Documents shall be binding upon, and shall inure to the benefit of Lender, Borrower and their respective successors and assigns. Lender reserves the right, at any time while the Obligations remain outstanding, to sell, assign, syndicate or otherwise transfer or dispose of any or all of Lender’s rights and interests under the Loan Documents. Lender also reserves the right at any time to pool the Loan with one or more other loans originated by Lender or any other Person, and to securitize or offer interests in such pool on whatever terms and conditions Lender shall determine. Borrower consents to Lender releasing financial and other information regarding Borrower, the other Credit Parties, the Collateral and the Loan in connection with any such sale, pooling, securitization or other offering. Borrower shall not assign any of its rights or delegate any of its obligations under this Loan Agreement, the Note or any of the other Loan Documents without the prior written consent of Lender. Unless otherwise expressly agreed to in a writing signed by Lender, no such consent shall in any event relieve Borrower of any of its obligations under this Loan Agreement, the Note or any of the other Loan Documents.

(i) Interpretation; Construction. (i) Captions and section and paragraph headings in this Loan Agreement are inserted only as a matter of convenience, and shall not affect the interpretation hereof; (ii) no provision of this Loan Agreement shall be construed against a particular Person or in favor of another Person merely because of which Person (or its representative) drafted or supplied the wording for such provision; and (iii) where the context requires: (a) use of the singular or plural incorporates the other, and (b) pronouns and modifiers in the masculine, feminine or neuter gender shall be deemed to refer to or include the other genders.

(j) Governing Law. This Loan Agreement, the Note and, unless otherwise expressly provided therein, each of the other Loan Documents, shall be governed in all respects by the laws of the State of Illinois, not including its conflict of law provisions.

(k) Severability of Provisions. Whenever possible, each provision of this Loan Agreement, the Note and the other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Loan Agreement, the Note or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement, the Note and the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

(l) Term. This Loan Agreement shall become effective when accepted by Lender at its office in Chicago, Illinois, and subject to the terms hereof, shall continue in effect so long thereafter as there shall be any moneys owing hereunder or under the Note, or there shall be any other Obligations outstanding. Borrower hereby waives notice of acceptance of this Loan Agreement by Lender.

(m) Exhibits. The exhibits to this Loan Agreement are hereby incorporated and made a part hereof and are an integral part of this Loan Agreement.

(n) Counterparts; Facsimiles. This Loan Agreement may be executed in one or more counterparts which, when taken together, constitute one and the same agreement. Signatures transmitted by facsimile or other electronic means shall be effective as originals.

(o) JURISDICTION; WAIVER. BORROWER ACKNOWLEDGES THAT THIS LOAN AGREEMENT IS BEING ACCEPTED BY LENDER IN PARTIAL CONSIDERATION OF LENDER’S RIGHT AND OPTION, IN ITS SOLE

DISCRETION, TO ENFORCE THE LOAN DOCUMENTS IN EITHER THE STATE OF ILLINOIS OR IN ANY OTHER JURISDICTION WHERE CUSTOMER OR ANY COLLATERAL MAY BE LOCATED. BORROWER IRREVOCABLY SUBMITS ITSELF TO JURISDICTION IN THE STATE OF ILLINOIS AND VENUE IN ANY STATE OR FEDERAL COURT IN THE COUNTY OF COOK FOR SUCH PURPOSES, AND BORROWER WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND THE CONVENIENCE OF ANY SUCH FORUM, AND ANY AND ALL RIGHTS TO REMOVE SUCH ACTION FROM STATE TO FEDERAL COURT. BORROWER FURTHER WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST LENDER IN ANY JURISDICTION EXCEPT IN THE COUNTY OF COOK AND STATE OF ILLINOIS. BORROWER AGREES THAT ALL SUCH SERVICE OF PROCESS SHALL BE MADE BY MAIL OR MESSENGER DIRECTED TO IT IN THE SAME MANNER AS PROVIDED FOR NOTICES TO BORROWER IN THIS LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO BORROWER OR BORROWER’S AGENT. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF Lender TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF LENDER. BORROWER FURTHER WAIVES THE RIGHT TO BRING ANY NON-COMPULSORY COUNTERCLAIMS.

(p) JURY WAIVER. LENDER AND BORROWER HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOAN, THE OBLIGATIONS, THIS LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS AND/OR ANY OF THE TRANSACTIONS WHICH ARE THE SUBJECT MATTER OF THIS LOAN AGREEMENT.

(q) Survival. All representations, warranties, agreements and covenants contained in the Loan Documents shall survive the signing and delivery of the Loan Documents, and all of the waivers made and indemnification obligations undertaken by Borrower shall survive the termination, discharge or cancellation of the Loan Documents.

(r) Borrower’s Acknowledgments. The Borrower acknowledges that the Borrower (i) has had ample opportunity to consult with counsel and such other parties as deemed advisable prior to signing and delivering this Loan Agreement and the other Loan Documents; (ii) understands the provisions of this Loan Agreement and the other Loan Documents, including all waivers contained therein; and (iii) signs and delivers this Loan Agreement and the other Loan Documents freely and voluntarily, without duress or coercion.

(s) Customer Identification – USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies Borrower and each Credit Party that pursuant to the requirements of the USA Patriot Act, and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and each Credit Party, which information includes the name and address of Borrower and each Credit Party and such other information that will allow Lender to identify Borrower and each Credit Party in accordance with the USA Patriot Act. In addition, Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause its Subsidiaries to comply, with all Applicable Laws.

(t) Successors and Assigns. This Loan Agreement shall inure to the benefit of Lender, its successors and assign, and shall be binding upon the successors of Borrower. The rights and obligations of Borrower under this Loan Agreement may not be assigned or delegated. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Promissory Notes, in the Collateral and/or the Obligations held by it to others at any time and from time to time; and Lender may disclose to any such purchaser, assignee, transferee or participant (the “Participant”), or potential Participant, this Loan Agreement and all information, reports, financial statements and documents executed or obtained in connection with this Loan Agreement which Lender now or hereafter may have relating to the Loan, Borrower, or the business of Borrower. Lender shall, acting for this purpose as an ministerial agent of Borrower, maintain at its offices a copy of each participation sold and assignment agreement delivered to it and register for the recordation of the names and addresses of each participant or assignee, and the commitment, amount and terms of each such participation and assignment including specifying any such participant’s or assignee’s entitlement to payments of principal and interest, and any payments made, with respect to each such participation or assignment. The entries in such register shall be conclusive and Lender and Borrower may treat each such Person whose name is recorded therein pursuant to the terms hereof as a participant in the Loan and as Lender to the extent of an assignment of the Loan. Borrower hereby grants to any Participant all liens, rights and remedies of Lender under the provisions of this Agreement or any other documents relating hereto or under applicable laws. Borrower agrees that any Participant may enforce such liens and exercise such rights and remedies in the same manner as if such Participant were Lender and a direct creditor of Borrower.

(u) Additional Financing. Provided (i) no Event of Default has occurred and is continuing and (ii) after giving effect to the proposed financing, the aggregate amount outstanding on the Loan does not exceed 60% of the Net OLV of Operating Rig Collateral after giving effect to Borrower’s request for release of Lender’s security interest in particular Rigs, if Borrower seeks financing for Operating Rigs other than Rigs referred-to in Sections 2.3 and 2.4 hereof and Lender declines to finance such Rigs after receipt of              Business Days’ notice from Borrower seeking such financing and providing Lender with all information necessary for it to consider such financing, Lender will release its security interest in the Rigs so identified at the time of funding of such alternate financing.

(v) INTEGRATION. THIS LOAN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, CONSTITUTES THE ENTIRE

UNDERSTANDING AND REPRESENTS THE FULL AND FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR WRITTEN AGREEMENTS OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. WITHOUT LIMITING THE FOREGOING, BORROWER ACKNOWLEDGES THAT: (I) NO PROMISE OR COMMITMENT HAS BEEN MADE TO IT BY LENDER, MLPF&S OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES TO MAKE ANY LOAN ON ANY TERMS OTHER THAN AS EXPRESSLY SET FORTH HEREIN, OR TO MAKE ANY OTHER LOAN OR OTHERWISE EXTEND ANY OTHER CREDIT TO BORROWER OR ANY OTHER PARTY; AND (II) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS LOAN AGREEMENT SUPERSEDES AND REPLACES ANY AND ALL PROPOSALS, LETTERS OF INTENT AND APPROVAL AND COMMITMENT LETTERS FROM LENDER TO BORROWER, NONE OF WHICH SHALL BE CONSIDERED A LOAN DOCUMENT. NO AMENDMENT OR MODIFICATION OF ANY OF THE LOAN DOCUMENTS TO WHICH BORROWER IS A PARTY SHALL BE EFFECTIVE UNLESS IN A WRITING SIGNED BY BOTH LENDER AND BORROWER.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

This Loan Agreement and the other Loan Documents are executed under seal and are intended to take effect as sealed instruments.

IN WITNESS WHEREOF, this Loan Agreement has been executed as of the day and year first above written.

BRONCO DRILLING COMPANY, INC.,
a Delaware corporation

By:
Name:
Title:

Accepted at Chicago, Illinois:

MERRILL LYNCH CAPITAL,
a division of Merrill Lynch Business Financial Services Inc.

By:
Name:
Title: